EXHIBIT 99.1

THE COCA-COLA COMPANY news release	Media Relations Department P.O. Box 1734, Atlanta, Georgia 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	Contact: Ben Deutsch (404) 676-2683

MARIA ELENA (MEL) LAGOMASINO CHOOSES NOT TO STAND

FOR REELECTION TO COCA-COLA BOARD OF DIRECTORS

ATLANTA, Nov. 30, 2005 -- The Coca-Cola Company said today that Director Maria Elena (Mel) Lagomasino, who was recently named Chief Executive Officer of an affiliate of SunTrust Banks, Inc., has informed the Company that she will be unable to stand for reelection to The Coca-Cola Company’s Board of Directors. Her decision follows her new employer’s request that she not serve as a Director of the Company having taken an executive position with Asset Management Advisors, a SunTrust affiliate.  Ms. Lagomasino’s term will expire at the Company’s Annual Meeting of Shareowners on April 19, 2006.

Ms. Lagomasino commented, “It is with the greatest regret that I have taken this action, which I believe appropriate, as a result of my new leadership position at Asset Management Advisors.  I firmly believe that The Coca-Cola Company is on the right course to build future success, and I wish Neville Isdell and his executive team well as they continue to drive forward the Company’s strategy.”

       Neville Isdell, chairman and chief executive officer, said, “We are extremely grateful to Mel for her service to our Company. We have certainly benefited from her wise counsel and perspectives, and we will miss her positive impact on our Company. We wish Mel much success in the next stage of her career; she will always have many supporters here at Coca-Cola.”

Ms. Lagomasino has served as a Director of The Coca-Cola Company since February 2003.

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            The Coca-Cola Company is the world's largest beverage company.  Along with Coca‑Cola, recognized as the world's most valuable brand, the Company markets four of the world's top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks.  Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day.  For more information about The Coca‑Cola Company, please visit our website at www.coca‑cola.com.

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